EXHIBIT 5.1

July 17, 2024

Vicinity Motor Corp.

3168 262nd Street

Aldergrove, BC V4W 2Z6

Re:         Vicinity Motor Corp.

Registration Statement on Form F-3

Dear Sirs/Mesdames:

We have acted as British Columbia, Canada counsel to Vicinity Motor Corp. (the “Company”) in connection with the issuance and sale of 4,807,692 common shares, no par value, of the Company (the “Common Shares”). The Common Shares have been registered pursuant to the Registration Statement on Form F-3 (File No. 333-372964) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on June 27, 2023 and declared effective by the Commission on July 5, 2023 (the “Registration Statement”).

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto dated July 17, 2024 relating to the offering of the Securities (the “Prospectus Supplement”);

(b)	the Company’s notice of articles and articles (together, the “Constating Documents”) in effect on the date hereof;

(c)	the Securities Purchase Agreement, dated July 16, 2024 (the “Purchase Agreement”), by and between the Company and Armistice Capital Master Fund Ltd.;

(d)	the letter agreement (the “Placement Agency Agreement”), dated July 16, 2024, by and between the Company and A.G.P./Alliance Global Partners; and

(e)	a copy of the resolutions of the board of directors of the Company (the “Board”) relating to the issuance of the Common Shares.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers, or other representatives of the Company, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that (except to the extent we have opined on such matters below) such documents constitute or will constitute valid and binding obligations of the parties thereto.

Bentall 5 550 Burrard St Suite 2501 Vancouver, BC V6C 2B5

(604) 674-9170 (604) 674-9245 Fax cozen.com

July 17, 2024

Vicinity Motor Corp.

As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based and relying upon and subject to the foregoing, we are of the opinion that the Common Shares have been duly authorized by all necessary corporate action of the Company and upon issuance and delivery by the Company in the manner contemplated by the Purchase Agreement, the Common Shares will be validly issued, fully paid and non- assessable.

The opinion expressed herein is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein on the date of this opinion (“Applicable Law”). We have not considered, and have not expressed, any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

This opinion has been prepared for your use in connection with the Registration Statement and the Prospectus Supplement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement, the Prospectus Supplement or the Common Shares.

We hereby consent to the filing of this opinion as an exhibit to the Report on Form 6-K to be filed on July 17, 2024 by the Company and incorporated by reference in the Registration Statement and to the reference to our firm’s name under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Law.

Sincerely,

Cozen O’Connor LLP